Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 15, 2021, relating to the consolidated financial statements of Bone Biologics Corporation as of December 31, 2020 and 2019 and for the years then ended which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on April 15, 2021. We also consent to the incorporation by reference to our firm under the caption “Experts” included in Amendment No.3 to the Registration Statement (Form S-1, No. 333-257484).

Weinberg & Company, P.A.

Los Angeles, California

October 12, 2021